EXHIBIT

          Active Assets Government Securities Trust


Sub-Item
77P       Information Required to be Filed Pursuant to
          Existing
          Exemptive (c) Orders

(A)       Statement Pursuant to Exemptive Order (ICA Release
No. 11805)
          Pertaining to Amortized Cost Pricing

          No action was taken during the period pursuant to condition 2 (c) of the above-captioned Order.